SECURITIES AND EXCHANGE COMMISSION
	WASHINGTON, DC 20549
______________________

	SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
	(Amendment No. __)*


	Integrated Environmental Technologies, Ltd.
	(Name of Issuer)

	Common Stock, par value $0.001 per share
	(Title of Class of Securities)

	639048107
	(CUSIP Number)

	August 19, 2009
	(Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

		[_]  Rule 13d-1(b)

		[x]   Rule 13d-1(c)

		[_]  Rule 13d-1(d)


(Page 1 of 8 Pages)

----------------------
	* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  639048107
	13G
Page      2       of       8     Pages



1
NAME OF REPORTING PERSONS

McAdoo Capital, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
	(a)   [_]
	(b)   [_]
3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

None

6
SHARED VOTING POWER

15,000,000

7
SOLE DISPOSITIVE POWER

None

8
SHARED DISPOSITIVE POWER

15,000,000
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,000,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
(see instructions)
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

15.1%
12
TYPE OF REPORTING PERSON
(see instructions)

CO


CUSIP No.  639048107
	13G
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1
NAME OF REPORTING PERSONS

Zanett Opportunity Fund, Ltd.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
	(a)   [_]
	(b)   [_]
3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

Bermuda

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

None

6
SHARED VOTING POWER

14,750,000

7
SOLE DISPOSITIVE POWER

None

8
SHARED DISPOSITIVE POWER

14,750,000
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,750,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
(see instructions)
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.9%
12
TYPE OF REPORTING PERSON
(see instructions)

CO


CUSIP No.  639048107
	13G
Page      4       of      8      Pages



1
NAME OF REPORTING PERSONS

Zachary McAdoo
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
	(a)   [_]
	(b)   [_]
3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

None

6
SHARED VOTING POWER

15,000,000

7
SOLE DISPOSITIVE POWER

None

8
SHARED DISPOSITIVE POWER

15,000,000
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,000,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [_]
(see instructions)
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

15.1%
12
TYPE OF REPORTING PERSON
(see instructions)

IN


CUSIP No. 639048107
	13G
Page     5       of       8      Pages




Item 1(a).  Name of Issuer:

	Integrated Environmental Technologies, Ltd.

Item 1(b).  Address of Issuer's Principal Executive Offices:

	4235 Commerce Street
	Little River, South Carolina 29566

Item 2(a).  Name of Person Filing:

	McAdoo Capital, Inc.
	Zanett Opportunity Fund, Ltd.
	Zachary McAdoo

Item 2(b).  Address of Principal Business Office or, if none, Residence:

	For McAdoo Capital, Inc. and Zachary McAdoo:

		635 Madison Avenue, 15th Floor
		New York, NY 10022

	For Zanett Opportunity Fund:

		c/o Appleby Spurling
		Canon's Court
		22 Victoria Street
		P.O. Box HM 1179
		Hamilton, Bermuda HM 1179

Item 2(c).  Citizenship:

		McAdoo Capital, Inc. - United States
		Zanett Opportunity Fund, Ltd. - Bermuda
		Zachary McAdoo - United States

Item 2(d).  Title of Class of Securities:

	Common Stock, par value $0.001 per share (the "Common Stock")

Item 2(e).  CUSIP No.:

	639048107


CUSIP No. 639048107
	13G
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Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2 (b) or
(c), Check Whether the Person Filing is a:

	Not applicable.

Item 4.  Ownership.

	(a)	Amount Beneficially Owned:
	Zanett Opportunity Fund, Ltd. (the "Fund") beneficially owns 14,750,000 shares of Common Stock. This amount includes: (i) 5,900,000 warrants owned outright; (ii) 5,900,000 shares that may be acquired pursuant to the conversion features of the 12% convertible debentures due in 2009 issued to the Fund (the "Fund Debentures") and (iii) 2,950,000 warrants that may acquired pursuant to the conversion features of the Fund Debentures.

	McAdoo Capital, Inc. ("McAdoo Capital") exercises investment discretion over the Fund's 14,750,000 shares of Common Stock, in addition to the 250,000 shares McAdoo Capital beneficially owns, which includes: (i) 100,000 warrants owned outright; (ii) 100,000 shares that may be acquired pursuant to the conversion features of the 12% convertible debentures due in 2009 issued to McAdoo Capital (the "McAdoo Debentures") and (iii) 50,000 warrants that may acquired pursuant to the conversion features of the McAdoo Debentures.

	Zachary McAdoo exercises investment discretion over shares beneficially owned by McAdoo Capital by virtue of his position as President. This report shall not be construed as an admission that McAdoo Capital or Mr. McAdoo are the beneficial owners of the Fund's shares for any purposes.

	(b)	Percent of Class:
See attached responses to Item 11 on the attached cover pages.

	(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:
	See the attached responses to Item 5 on the attached cover pages.
(ii)	Shared power to vote or to direct the vote:
	See the attached responses to Item 6 on the attached cover pages.
(iii)	Sole power to dispose or to direct the disposition of:
	See the attached responses to Item 7 on the attached cover pages.
(iv)	Shared power to dispose or to direct the disposition of:

	See the attached responses to Item 8 on the attached cover pages.

Item 5.  Ownership of Five Percent or Less of a Class.

	Not applicable.



CUSIP No. 639048107
	13G
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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

	Investors in the Fund described in Item 4 above have the right to receive dividends from, or the proceeds from the sale of, the shares held in each Fund.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	Not applicable.

Item 8.   Identification and Classification of Members of the Group.

	Not applicable.

Item 9.   Notice of Dissolution of Group.

	Not applicable.

Item 10.  Certifications.

	Each of the Reporting Persons hereby makes the following certification:

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



CUSIP No. 639048107
	13G
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SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 16, 2009				MCADOO CAPITAL, INC.


						/s/ Zachary McAdoo
						Zachary McAdoo, President

Dated:  October 16, 2009				ZANETT OPPORTUNITY FUND, LTD.

						By: MCADOO CAPITAL, INC., its Investment Manager


						/s/ Zachary McAdoo
						Zachary McAdoo, President

Dated:  October 16, 2009				/s/ Zachary McAdoo
						Zachary McAdoo



EXHIBITS

No.	Exhibit

99.1	Joint Filing Agreement